Exhibit 10.1

May 2, 2005

John Barr

120 Walpole Street

Dover, MA 02030

Dear John:

The purpose of this separation agreement (the “Agreement”) is to confirm the terms of your employment with and separation from V.I. Technologies, Inc. (“Vitex” or the “Company”). The consideration described herein is contingent on your agreement to and compliance with the terms of this Agreement. The Effective Date of this Agreement shall be the eighth day following the day that you sign it.

1. Employment and Separation of Employment. You acknowledge that your employment with the Company will end on July 25, 2005 (the “Separation Date”). This period from the date of this letter Agreement through the Separation Date shall be referred to herein as the “Special Employment Period”. You will continue to have the title of President during the Special Employment Period. During the Special Employment Period, you agree to perform the work associated with the role of Chief Financial Officer and to perform any other work assigned to you in writing by the Chief Executive Officer and/or the Board of Directors. You do not have authority to represent the Company to others or to bind the Company in any way without the express and specific authorization of the CEO or the Board. Except as provided for below, you acknowledge that from and after the Separation Date you shall have no authority and shall not represent yourself as an employee or agent of Company.

2. Board Membership. You agree that you will resign from the Board of Directors effective July 25, 2005.

3. Compensation, Benefits, and Severance (“Consideration”).

(i) During the Special Employment Period, you will continue to be paid your current Base Salary (which is the amount you currently receive on a pay period basis), and you will continue to be eligible to participate in the benefits in which you participated prior to the Special Employment Period, to the same extent as Vitex senior managers generally. You will not be eligible for salary increases, bonuses, commissions, or other forms of compensation.

(ii) The Company will issue to you 75,000 shares of restricted stock (post-reverse split basis), which shall vest on July 25, 2005, provided that you remain employed through July 25, 2005 and perform the duties associated with the role of Chief Financial Officer in a manner acceptable to the Audit Committee of the Board of Directors and the Chief Executive Officer.

(iii) Following the Special Employment Period, the Company will:

(a) pay you severance pay in the gross sum of $420,788 less all applicable federal, state, local and other employment related deductions, which amount is equal to your Base Salary for a twelve (12) month period. Payment will be made in two equal installments of $210,394 each. The first installment shall be paid as of the Separation Date and the other installment will be paid during the first week of January, 2006.

(b) provided you timely elect to continue your insurance coverage pursuant to the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay the applicable insurance premiums related to health, dental and vision coverage from the Separation Date through July 25, 2006 (“the Severance Period”), provided that the Company’s obligation hereunder will cease immediately if you become eligible for such insurance through another employer, and you agree to notify the Company upon such an event. The “qualifying event” for purposes of COBRA shall be the Separation Date;

(c) reimburse you for your purchase or continuation of a life insurance policy during the Severance Period up to a maximum amount equivalent to the Company’s current expenditure for your existing policy for the same length of time, provided that you submit proper documentation to the Company of your expenditures and provided that the Company’s obligation hereunder will cease immediately if you become eligible for life insurance through another employer, and you agree to notify the Company upon such an event;

(d) allow you to continue to use during the Special Employment Period and the Severance Period the Company vehicle and laptop computer you currently are using, provided that such vehicle use is permitted by the vehicle lease. You must return the car and laptop to Vitex immediately if you become employed elsewhere, and you agree to notify the Company upon such an event. The Company shall make the lease payment for the Company vehicle and reimburse you for all reasonable costs incurred for maintenance and repairs provided that you submit proper documentation to the Company of your expenditures for maintenance and repairs;

(e) reimburse you up to a maximum of $15,000 for your cost in obtaining outplacement assistance during the Special Employment Period and the Severance Period, provided that you submit proper documentation to the Company of your expenditures, and provided that you will not be eligible for any reimbursement for expenses incurred after you accept employment with another employer; and

(f) instruct the officers, members of the Board of Directors, and senior managers to refrain from making any private or public statements that are professionally or personally disparaging about, or personally adverse to, you and to refrain from engaging in any conduct that is intended to harm your reputation. During the Special Employment Period, you and the Company must mutually agree on the wording of any publicized written statements concerning the termination of your employment, resignation from the Board or departure from the Company, including, without limitation, any press releases, public disclosures or SEC filings. You agree that you will not unreasonably withhold approval of any such statements.

You acknowledge and agree that the Consideration provided herein is not otherwise due or owing to you under any Company employment agreement (oral or written) or Company policy or practice, nor is this Consideration intended to, and shall not, constitute a severance plan, and shall confer no benefit on anyone other than the parties hereto.

4. Stock Options. To the extent applicable, all of the terms, rights and conditions of the V.I. Technologies, Inc. Stock Option Plans (the “Plans”) and any documents executed by you pursuant to the issuance of any stock options under the Plans (your “Stock Option Agreements”), are hereby incorporated by reference and shall survive the signing of this Agreement. You specifically acknowledge that as of the Effective Date, you are vested in total options for approximately 113,979 shares on a post-reverse split basis. You shall continue to vest in additional options during the Special Employment Period, and any options that would have vested during the Severance Period had your employment continued during that period shall vest on the Separation Date, in accordance with the Plans and your Stock Option Agreements. In addition, as set forth in Section 3(ii), you shall vest in 75,000 shares of restricted stock provided you meet the requirements set forth in that Section. You may exercise any vested options in accordance with the Plans and your Stock Option Agreements through July 25, 2006. You acknowledge and agree that following the Separation Date, you shall not have any right to vest in any additional stock options under any Company stock or stock option plan (of whatever name or kind) that you may have participated in or were eligible to participate in during your employment, including the Special Employment Period. You acknowledge that the acceleration in vesting and the extension of time in which to exercise any vested options may result in negative tax treatment to you, and you agree that you shall not hold or attempt to hold the Company liable for any such negative tax consequences.

5. Confidentiality and Related Covenants. You hereby agree and acknowledge the following:

(i) On or before the Separation Date, you will return to Company all Company documents (and any copies thereof), property, equipment, and any other confidential or proprietary information of Company, and you shall abide by the provisions of the Non-Disclosure and Inventions Agreement previously executed by you, the terms of which are hereby incorporated by reference and which shall survive the signing of this Agreement. Further, you agree that you will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information.

(ii) During the Special Employment Period and for twelve (12) months following the Separation Date, you will not: a) directly or indirectly solicit or encourage any employee of the Company to consider going to work or work for any other person or entity; b) directly or indirectly solicit any customer or client of Vitex to cease doing business with Company or to work with a competitor of the Company; or c) commence employment with a competitor of the Company. For purposes of this Agreement a “competitor of the Company” means a company that is developing or commercializing anti-HIV therapeutics.

(iii) All information relating in any way to the subject matter of this Agreement, including the terms and amounts, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by state or federal law).

(iv) You will not make any private or public (including to the print or electronic media) statements that are professionally or personally disparaging about, or adverse to, the interests of Company (including its officers, directors and employees) including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of Company, or engage in any conduct that is intended to harm professionally or personally the reputation of Company (including its officers, directors and employees).

(v) The breach of any of the foregoing covenants by you shall constitute a material breach of this Agreement and shall relieve Company of any further obligations hereunder and, in addition to any other legal or equitable remedy available to Company, shall entitle Company to recover any monies already paid to you pursuant to Section 3 of this Agreement.

6. Cooperation.

(i) You agree that during the Special Employment Period and Severance Period you will make yourself available to Company either by telephone or, if the Company believes necessary, in person upon reasonable notice, to assist Company in connection with any matter relating to services performed by or directed by you on behalf of Company prior to the Separation Date. You shall be reimbursed for any reasonable costs and expenses incurred in connection with providing such assistance under this Section during the Severance Period.

(ii) You agree that during the Special Employment Period and thereafter you shall cooperate fully with Company in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of Company, including any claims or actions against its officers, directors and employees. Your cooperation in connection with such matters, actions and claims shall include, without limitation, to prepare for any proceeding (including, without limitation, depositions, consultation, discovery or trial); to provide affidavits; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness in connection with any litigation or other legal proceeding affecting Company. You further agree that should you be contacted (directly or indirectly) by any person or entity (for example, by any party representing an individual or entity) adverse to Company, you shall promptly (within 48 hours) notify the Chief Executive Officer of Vitex. You shall be reimbursed for any reasonable costs and expenses incurred in connection with providing such cooperation under this Section.

7. Release of Claims By You.

(i) You hereby agree and acknowledge that by signing this letter and agreeing to the Consideration to be provided to you in this Agreement, you are waiving your right to assert any form of legal claim against Company1 whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the date you sign this Agreement. Your waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys fees and any other costs) against Company, for any alleged action, inaction or circumstance existing or arising through the date you sign this Agreement.

(ii) Without limiting the foregoing general waiver and release, you specifically waive and release Company from any Claim arising from or related to your employment relationship with Company or the termination thereof, including, without limitation: (a) claims under any state or federal discrimination fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Separation Date, including the Age Discrimination in Employment Act; (b) claims under any local, state or federal securities law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and any other state or local securities statutes and regulations; (c) claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the Separation Date; (d) claims under any state or federal common law theory; and (e) any other Claim arising under local, state or federal statutory, regulatory or common law.

1	For the purposes of this Section 7, “Company” shall include V.I. Technologies, Inc. and any of its divisions, affiliates, subsidiaries, holding companies, and all other related entities, and its and their directors, officers, employees, trustees, agents, successors and assigns.

(iii) Notwithstanding the foregoing, this release does not include and will not preclude: (a) non-termination related claims under the Employee Retirement Income Security Act (29 U.S.C. § 1001 et seq.); (b) claims for vested benefits under the Company’s 401(k) Plan; (c) claims under the Consolidated Omnibus Budget reconciliation Act of 1985 (“COBRA”); (d) rights, if any, to defense and indemnification from the Company or its insurers for actions taken by you in the course and scope of your employment with the Company; (e) any right you may have to obtain contribution, as permitted by law, in the event of entry of judgment against you as a result of any act or failure to act for which you and the Company are held jointly liable; (f) any claims arising from a breach of this Agreement or rights to enforce this Agreement; or (g) any claims that you cannot by law waive or release. This release does not prohibit you from challenging the validity of this release under the federal Age Discrimination in Employment Act (“ADEA”), filing a charge or complaint of age discrimination with the federal Equal Employment Opportunity Commission (“EEOC”), or participating in any investigation or proceeding conducted by the EEOC. In addition, nothing in this release or this Agreement shall limit Vitex’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the ADEA or other laws, or seek recovery from you, to the extent permitted by law, of the Consideration provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail on the merits of a claim under the ADEA or other laws.

(iv) You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the Consideration being provided to you under the terms of this Agreement.

8. Supplemental Release. You agree that on the Separation Date you will execute the Supplemental Release attached hereto as Exhibit A, which sets forth that the release provided in Section 7 is valid through the date you sign the Supplemental Release.

9. ADEA Consideration and Rescission Periods. You and Company acknowledge that you are 40 years of age or older and that you, therefore, have specific rights under the ADEA, which prohibits discrimination on the basis of age. You and Company further acknowledge and agree that the release set forth in the preceding paragraph is intended to release any right you may have to file a claim against Company alleging discrimination on the basis of age. Consistent with the provisions of the ADEA, you shall have twenty-one (21) days (the “Consideration Period”) from your receipt of this Agreement to consider and accept its terms by signing below, and you are advised to consult with an attorney prior to signing this Agreement. In addition, you may rescind your assent to this Agreement (including the release in paragraph 7) if, within seven (7) days after the date you sign this Agreement (the “Rescission Period”), you deliver a notice of rescission to Samuel K. Ackerman, M.D., V.I. Technologies, Inc., 134 Coolidge Avenue, Watertown, MA 02472. To be effective, such rescission must be hand delivered or postmarked within the seven (7) day period.

10. Company’s Release of Claims. The Company hereby agrees and acknowledges that by signing this Agreement and for other good and valuable consideration, it is waiving and releasing its claims and right to assert any form of legal claim against you2 whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the date the Company executes this Agreement. The Company’s waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action against you seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorney’s fees and any other costs) against you, for any alleged action, inaction or circumstance existing or arising through the date the Company executes this Agreement. Notwithstanding the foregoing, this section does not release you from any obligation expressly set forth in this Agreement.

[2]	For the purposes of this Section 10, “you” shall include your heirs, executors, administrators, and assigns.

11. Attorney’s Fees. The Company hereby agrees to promptly reimburse you for the attorney’s fees and costs you incur in connection with the negotiation of this Agreement, up to a maximum of $2500.00.

12. Voluntary Agreement. The parties acknowledge that they have been given sufficient time and opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. By executing this Agreement, the parties are acknowledging that they have been afforded sufficient time to understand the terms and effects of this Agreement, that their agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither party nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

13. Entire Agreement/Choice of Law/Full Agreement. Except as expressly provided for herein, this Agreement supersedes any and all prior oral and/or written agreements and sets forth the entire agreement between you and Company. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. This Agreement shall take effect as an instrument under seal and shall be governed by and construed in accordance with the laws of Massachusetts. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full. Any changes to this Agreement must be approved by the Board of Directors of the Company.

If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Agreement to Samuel Ackerman at Vitex within 21 days of the date of this letter.

Very truly yours,

V.I. Technologies, Inc.

/s/ Samuel K. Ackerman
By:	Samuel K. Ackerman

Confirmed and Agreed:

/s/ John Barr

John Barr

Dated: May 2, 2005

EXHIBIT A

Supplemental Release of Claims

I, John Barr, hereby agree and acknowledge that for the good and valuable consideration set forth in the Separation Agreement dated March 25, 2005, I am waiving my right to assert any form of legal claim against Company1 whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the date I sign this Supplemental Release of Claims. I hereby affirm the release I agreed to as part of the Separation Agreement and further agree that such release is valid for all claims existing or arising through the date I am executing this Supplemental Release of Claims. My waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys fees and any other costs) against Company, for any alleged action, inaction or circumstance existing or arising through the date I sign this Supplemental Release.

/s/ John Barr

John Barr

Dated: May 2, 2005

1	For the purposes of this Supplemental Release, “Company” shall include V.I. Technologies, Inc. and any of its divisions, affiliates, subsidiaries, holding companies, and all other related entities, and its and their directors, officers, employees, trustees, agents, successors and assigns.